EXHIBIT 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in Registration Statement Nos. 333-11503, 333-91531, 333-100038, 333-100039, 333-110784, and 333-169264 on Form S-8 and Registration Statement No. 333-169266 on Form S-3 of our report dated September 11, 2009 (August 26, 2011 as to the 2009 segment information in Note 2) relating to the consolidated financial statements and financial statement schedule of LSI Industries Inc. and subsidiaries (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in the composition of reportable segments), appearing in this Annual Report on Form 10-K of LSI Industries Inc. for the year ended June 30, 2011.

/s/ Deloitte & Touche LLP

Cincinnati, Ohio
August 26, 2011